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                                                                    EXHIBIT 12.1
AIRGATE PCS, INC.

SCHEDULE OF EARNINGS TO FIXED CHARGES
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                                             NINE MONTHS
                                               ENDED                                YEAR ENDED SEPTEMBER 30,
                                            SEPTEMBER 30,    ----------------------------------------------------------------------
                                               1999            2000            2001            2002           2003           2004
                                             -------         -------         --------         -------        -------        -------
Income (loss) before
income taxes, minority interest
and extraordinary item                       (15,599)        (81,323)        (110,990)        (92,780)       (42,186)       (10,135)
Amortization of capitalized interest             111             816            1,702           2,207          2,444          2,364
Fixed charges                                 10,817          34,508           35,616          42,386         47,792         41,485
Interest capitalized                          (1,109)         (5,938)          (2,917)         (2,137)          (236)           (75)
                                             -------         -------         --------         -------        -------        -------
Earnings (loss) available for
combined fixed charges                        (5,780)        (51,937)         (76,589)        (50,324)         7,814         33,639
                                             =======         =======         ========         =======        =======        =======


Combined fixed charges:

  Interest expense                               651           1,885            3,890           5,502          8,476         19,164
  Amortization of original issue
  discount on Subordinate Notes                8,707          23,043           23,799          28,762         33,020         16,126
  Amortization of deferred financing costs      --             1,192            1,210           1,210          1,210            995
                                             -------         -------         --------         -------        -------        -------
  Total interest expense                       9,358          26,120           28,899          35,474         42,706         36,285
                                             -------         -------         --------         -------        -------        -------


Interest capitalized                           1,109           5,938            2,917           2,137            236             75
  Estimated interest expense within
  rental expense (1)                             350           2,450            3,800           4,775          4,850          5,125
                                             -------         -------         --------         -------        -------        -------
Total combined fixed charges                  10,817          34,508           35,616          42,386         47,792         41,485
                                             =======         =======         ========         =======        =======        =======

Ratio of earnings to fixed charges              (0.5)           (1.5)            (2.2)           (1.2)           0.2            0.8

Additional earnings necessary for 1:1 ratio   16,597          86,445          112,205          92,710         39,978          7,846


(1) The interest component of rental expense was assumed to be 25% of operating lease expense.

Rental expense                                 1,400           9,800           15,200          19,100         19,400         20,500
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